April 30, 2012

William Blair Funds

222 West Adams Street

Chicago, IL 60606

Ladies and Gentlemen:

We have acted as counsel to the William Blair Funds, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 93 to the Trust’s Registration Statement on Form N-1A (the “Post-Effective Amendment”), registering an indefinite number of units of beneficial interest, no par value (“Shares”), in the William Blair Income Fund, the William Blair Growth Fund, the William Blair International Growth Fund, the William Blair International Equity Fund, the William Blair Small Cap Value Fund, the William Blair Ready Reserves Fund, the William Blair Large Cap Growth Fund, the William Blair Small Cap Growth Fund, the William Blair Small-Mid Cap Growth Fund, the William Blair Institutional International Growth Fund, the William Blair Institutional International Equity Fund, the William Blair Emerging Markets Growth Fund, the William Blair International Small Cap Growth Fund, the William Blair Mid Cap Growth Fund, the William Blair Bond Fund, the William Blair Global Growth Fund, the William Blair Emerging Leaders Growth Fund, the William Blair Low Duration Fund, the William Blair Mid Cap Value Fund, the William Blair Large Cap Value Fund, the William Blair Emerging Markets Small Cap Growth Fund and the William Blair Small-Mid Cap Value Fund, each a series of the Trust (each, a “Portfolio” and collectively, the “Portfolios”), of which the Shares of the William Blair Emerging Markets Growth Fund, the William Blair International Small Cap Growth Fund, the William Blair Bond Fund, the William Blair Global Growth Fund, the William Blair Emerging Leaders Growth Fund, the William Blair Low Duration Fund and the William Blair Emerging Markets Small Cap Growth Fund have been classified and designated as Institutional Class, Class N and Class I shares and the Shares of each other Portfolio (other than the William Blair Institutional International Growth Fund and the William Blair Institutional International Equity Fund which were established without specific designation of classes) have been classified and designated as Class N and Class I shares, under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering that opinion, we have examined the Post-Effective Amendment, the Declaration of Trust, as amended, the Certificate of Trust of the Trust, the Trust’s Amended and Restated By-Laws, the actions of the Board of Trustees of the Trust that authorized the approval of the foregoing documents, as applicable, securities

Vedder Price P.C. is affiliated with Vedder Price LLP, which operates in England and Wales.

William Blair Funds

April 30, 2012

matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to (i) the statutory laws and regulations of the United States of America and (ii) the Delaware Statutory Trust Act (excluding any cases thereunder). We express no opinion with respect to any other laws or regulations.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and nonassessable.

This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of the Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent. This opinion is given to you as of the date hereof and we assume no obligation to advise you of any changes which may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/S/ VEDDER PRICE P.C.
VEDDER PRICE P.C.